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                                                                     EXHIBIT 5.1

                                  May 23, 1997


Uniphase Corporation
163 Baypointe Parkway
San Jose, California  95134

Ladies and Gentlemen:


         We are acting as counsel to Uniphase Corporation, a Delaware corporation (the "Company"), in connection with the registration of 665,568 shares of common stock (the "Shares") of the Company, par value $.001 per share ("Common Stock"), that may be offered and sold from time to time by the certain holder of such shares. The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that the Shares as described in the Registration Statement have been validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.






                                        Very truly yours,




                                        /s/ Morrison & Foerster LLP